UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 30, 2008

Northern States Power Company

(Exact name of registrant as specified in its charter)

Wisconsin

(State or other jurisdiction of incorporation)

001-03140	39-0508315
(Commission File Number)	(IRS Employer Identification No.)

1414 W. Hamilton Avenue, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 715-839-2625

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Aug. 1, 2008, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc. (NSP-Wisconsin) filed an application with the Public Service Commission of Wisconsin (PSCW) requesting authority to increase retail electric rates by $47.1 million, which represented an overall increase of 8.6 percent.  In the application, NSP-Wisconsin requested the PSCW to reopen the 2008 base rate case for the limited purpose of adjusting 2009 electric rates to reflect forecasted increases in production and transmission costs, as authorized by the PSCW.  Of the total amount requested, approximately $22.7 million was for anticipated increases in fuel and purchased power expenses and approximately $24.4 million was for generation and transmission capital and operating and maintenance costs.  No changes were requested to the capital structure or return on equity authorized by the PSCW in the 2008 base rate case.

A hearing to address NSP-Wisconsin’s rate request was held on Oct. 31, 2008.  Following the hearing, NSP-Wisconsin and the intervenors entered into a stipulated agreement and on Dec. 30, 2008, the PSCW issued an order approving the stipulation and authorizing a $5.6 million rate increase.  The original request of $47.1 million was reduced by $31.6 million due to the dramatic decline in market prices for fuel and purchased power, $5.5 million for a change in nuclear outage accounting and $4.4 million due to other adjustments.

Further, in accordance with the stipulation agreement, an estimated 2008 interim fuel surcharge refund liability of $8.3 million, previously recorded in 2008, will be offset by the $5.6 million 2009 rate increase, and the remaining liability of $2.7 million will be refunded to customers in the first quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company (a Wisconsin Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

Jan. 7, 2009